Exhibit 99.1

Dear Stockholders of Procaccianti Hotel REIT, Inc.:

Procaccianti Hotel REIT, Inc. (referred to herein as “we,” “us”, “our” and the “Company”) is taking the ongoing coronavirus (“COVID-19”) pandemic extremely seriously and is proactively taking steps to attempt to address the corresponding operational threats to the Company’s hotel properties and effort to minimize the impact of COVID-19 on the Company’s financial results and position the Company to rebound as quickly as possible once the situation has stabilized. Although reasonable projections of a ‘V’ or ‘U’ shaped economic recovery might be anticipated following this crisis, presently there are no clear indications as to the depth, severity or duration of the Coronavirus (COVID-19) pandemic in the United States.

The negative impact on room demand at our hotels stemming from the novel coronavirus (COVID-19) is significant. With the increased spread of the novel coronavirus (COVID-19) across the globe, the impact has accelerated rapidly, and we are seeing a profound effect on occupancy and hotel revenue per room (“RevPar”) at our hotels.

The Company’s principals and senior executives, and our highly experienced property level management teams employed by TPG Hotels & Resorts, our hospitality and property management affiliate, have over three decades of experience in the hospitality industry, and have weathered many market swings, including experience dealing with the impacts of previous disruptive events such as 9/11 and the Great Recession of 2008.

The Company’s primary responsibility is to ensure the safety and security of hotel employees and the guests we serve, by facilitating healthy environments. To that end, we have equipped staff with appropriate training, tools and protocols crafted in accordance with the Centers for Disease Control and Prevention (“CDC”) guidance and best practices. At all of the Company’s work sites and hotel properties, additional cleanliness procedures are being implemented, which include, but are not limited to:

•	Placing additional hand sanitizer dispensers throughout each property, especially around frequent contact ‘touch points’ and hard surfaces touched by numerous people, such as elevators, food and beverage areas, front desks, fitness rooms and public restroom facilities;
•	Increased sanitizing efforts in public areas using disinfecting products, with a focus on areas touched by multiple people, such as door handles, elevator buttons and room key cards; and
•	Implementing protocols to more frequently sanitize guest room surfaces using disinfecting products, including faucets, remote controls, pens, phones and clock radios.

While we would expect a select-service hotel portfolio like ours to lend itself to a lesser impact than conference center hotels or resort-conference hotels (i.e., destination venues), the situation is highly fluid and there is no way to currently predict the ultimate extent and duration of the impact of COVID-19 on any of our hotel properties or our overall financial results. Accordingly, our experienced hotel management teams are implementing both best practices revenue management and significant expense cutting strategies.

1.	Revenue strategies include focusing on occupancy driven revenue as opposed to rate driven revenue, which is accomplished by pursuing and accepting business that may not be in the traditional preferred rate range while continuing to maintain current and previous hotel accounts and providing incentives to rebook on future dates.

2.	Expense strategies include the implementation of intense cost saving measures such as: staffing reductions, furloughs, limiting services, energy conservation measures, etc.

We cannot, however, predict with certainty, even with our best efforts in these strategies, what level of potential revenues and expense savings can be achieved overall to mitigate the material decline in business our hotels are experiencing.

While we acknowledge that COVID-19 will continue to present us with significant challenges, we believe that the following factors will help the Company weather these turbulent times:

•	The Company’s current property-level debt is nonrecourse, long-term and fixed rate with no imminent maturity dates;
•	The Company currently does not have any outstanding credit facilities at the REIT level; and
•	The Company anticipates future acquisition opportunities due to a potential economic downturn and the current historically low interest rates (although there can be no guarantee that any such acquisitions will occur).

However, until such time as the virus is contained or eradicated and business and personal travel return to more customary levels, we expect to see substantial erosion in hotel cash flow.

Distributions

We intend to pay quarterly distributions with respect to the quarter ended March 31, 2020 with operating cash flow, consistent with prior distributions. Our board of directors will make determinations as to the payment of future distributions on a quarter by quarter basis; however, distributions will continue to accrue pursuant to our charter.

Repurchases

Our board of directors decided to temporarily suspend repurchases under our share repurchase program effective with repurchase requests that would otherwise be processed in April 2020 due to the negative impact of the coronavirus (COVID-19) pandemic on our portfolio to date; provided, however, we will continue to process repurchases due to death in accordance with the terms of our share repurchase program. We will announce any updates concerning our share repurchase program in a Current Report on Form 8-K. Any unprocessed requests will automatically roll over to be considered for repurchase when we fully reopen our share repurchase program, unless a stockholder withdraws the request for repurchase five business days prior to the next repurchase date.

We understand that these are uncertain times, but we are committed to taking all actions available to guide the Company and its hotel portfolio through this challenging time.

Thank you for your continued trust as we manage through this crisis to best extent possible.

Sincerely,

James A. Procaccianti

Chief Executive Officer and President

Forward-Looking Statements

Statements in this letter, including intentions, beliefs or expectations relating to Procaccianti’s response to COVID-19 and the ability of Procaccianti Hotel REIT to weather the related economic challenges are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: changes in the severity of the public health and economic impact of COVID-19, and other risks described in the "Risk Factors" section of Procaccianti Hotel REIT's prospectus, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements and Procaccianti Hotel REIT undertakes no duty to update any forward-looking statements.